Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN

OF CONVERSION MERGER

This Agreement and Plan of Conversion Merger (“Agreement”) is entered into as of this 9th day of September 2014, by and among Poage Bankshares, Inc. (“Poage”), a Maryland corporation, Town Square Bank (“Town”), a federal stock savings association and the wholly-owned subsidiary of Poage, and Commonwealth Bank, F.S.B. (“Commonwealth”), a federal mutual savings association.

WHEREAS, Commonwealth desires to convert to the stock form of organization to facilitate a simultaneous merger with and into Town;

WHEREAS, the Board of Directors of Commonwealth has adopted a Plan of Conversion Merger (the “Plan of Conversion”), substantially in the form as Exhibit A hereto, which has been acknowledged by the Boards of Directors of Poage and Town; and

WHEREAS, it is the intent of the parties hereto that the transactions contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the IRS and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Poage, Town and Commonwealth hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Any term used herein and not defined shall have the meaning given to such term in the Plan of Conversion. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(1)	Agreement means this Agreement dated the date hereof, and any amendments thereto in accordance with Section 8.03.

(2)	Applications means the applications or notices to be filed with the OCC and FRB, as applicable, for the regulatory approvals that are required by applicable law in connection with the transactions contemplated hereby.

(3)	Closing Date means such date as Poage and Town, in consultation with Commonwealth, select within 15 days after the occurrence of the following: (i) the expiration of all applicable waiting periods in connection with all approvals from Regulatory Authorities; (ii) the satisfaction or waiver of all conditions to the consummation of the Conversion Merger; and (iii) the execution and filing with

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all Regulatory Authorities of all documents necessary to effect the Conversion Merger; or on such earlier or later date as may be agreed by the parties and reflected in any such filings.

(4)	Conversion Merger means the transactions whereby Commonwealth will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into Town which shall be the Resulting Institution.

(5)	Conversion Merger Consideration shall mean $1.00 in cash, without interest, for each share of Conversion Stock.

(6)	Conversion Stock means the Commonwealth Common Stock to be authorized and issued by Commonwealth in its stock form as part of the Conversion Merger in exchange for the Conversion Merger Consideration.

(7)	Commonwealth means, as the context requires, either Commonwealth Bank, F.S.B. in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(8)	Commonwealth Bylaws means the bylaws of Commonwealth in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(9)	Commonwealth Charter means the mutual charter of Commonwealth in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(10)	Commonwealth Common Stock means the common stock, par value $0.01 per share, to be authorized by Commonwealth as part of the Conversion Merger.

(11)	Commonwealth Disclosure Schedule means, collectively, the disclosure schedules delivered by Commonwealth pursuant to this Agreement.

(12)	Commonwealth Regulatory Reports means all reports, registrations, documents and statements, together with any amendments required to be made with respect thereto, that Commonwealth was required to file or otherwise submit since December 31, 2013, and will be required to submit prior to the Closing Date with or to the OCC, the FDIC, or any other Regulatory Authority pursuant to the laws of the United States and the rules or regulations of the OCC, the FDIC or any other Regulatory Authority.

(13)	Environmental Laws means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, all water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and

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animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response Act, Comprehensive Environmental and Liability Act, Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

(14)	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(15)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(16)	FDIC means the Federal Deposit Insurance Corporation.

(17)	FRB means the Board of Governors of the Federal Reserve System.

(18)	GAAP means generally accepted accounting principles in the United States.

(19)	Governmental Entities means any court, administrative agency or commission, other governmental authority or instrumentality, including the Regulatory Authorities, or self-regulatory organization.

(20)	Hazardous Material means any substance, waste or other material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde, foam insulation, lead and polychlorinated biphenyl.

(21)	IRC means the Internal Revenue Code of 1986, as amended.

(22)	IRS means the Internal Revenue Service.

(23)	Material Adverse Effect means with respect to Poage, Town, Commonwealth, or the Resulting Institution, as the case may be, (i) a material adverse effect on the

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financial condition, properties, assets, business, prospects or results of operations of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (b) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (d) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (e) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, it being understood that the underlying causes for such decline or failure may be taken into account in determining whether there has been a Material Adverse Effect, (f) changes in the value of the securities or loan portfolio, or changes in the value of the deposits or borrowings, of such party or its Subsidiaries, resulting from a change in interest rates generally, except, with respect to subclauses (a), (b), (c), or (f) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) a material adverse effect on the ability of such party to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Conversion.

(24)	Materially Burdensome Regulatory Condition has the meaning set forth in Section 5.03(a).

(25)	Member means any person or entity that qualifies as a member of Commonwealth pursuant to the mutual Commonwealth Charter or mutual Commonwealth Bylaws.

(26)	OCC means the Office of the Comptroller of the Currency of the Department of the Treasury.

(27)	Plan of Conversion means the Plan of Conversion Merger (as it may from time to time be amended, restated or supplemented hereafter) adopted by Commonwealth and Town and to be filed with the OCC, a copy of which plan is attached hereto as Exhibit A, pursuant to which Commonwealth will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into Town which shall be the Resulting Institution.

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(28)	Poage Common Stock means the common stock, par value $0.01 per share, of Poage.

(29)	Poage Disclosure Schedule means, collectively, the disclosure schedules delivered by Poage and Town to Commonwealth pursuant to this Agreement.

(30)	Poage Financials means (i) Poage’s consolidated audited balance sheets as of December 31, 2013 and September 30, 2013 and 2012, and the related consolidated statements of income and statements of changes in stockholders’ equity and cash flows for the three months ended December 31, 2013 and the years ended September 30, 2013 and 2012, as contained in Poage’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC, and (ii) the unaudited interim consolidated financial statements of Poage as of the end of each calendar quarter after December 31, 2013, and for the periods then ended, as contained in Poage’s Quarterly Reports on Form 10-Q as filed with the SEC.

(31)	Regulatory Authority means any agency or department of any federal, state or local government, including, without limitation, the OCC, the FRB and the FDIC, or the respective staff thereof.

(32)	Resulting Institution means Town which shall be the resulting institution in the merger with Commonwealth.

(33)	Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

(34)	SEC means the Securities and Exchange Commission.

(35)	Securities Act means the Securities Act of 1933, as amended.

(36)	Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank or savings association.

(37)	Tax Return means any return, report, information return or document (including any related or supporting information) required to be filed or otherwise provided with respect to Taxes.

(38)	Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed or required to be collected by any United States federal, state, local or foreign taxing authority or political subdivision thereof, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines, assessments or additions attributable thereto.

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ARTICLE II

ACQUISITION, CONVERSION, AND MERGER

2.01 Conversion Merger. Subject to the terms and conditions of this Agreement and the Plan of Conversion and the required regulatory approvals, Commonwealth shall convert to a federal stock savings association and immediately thereafter, merge with and into Town, with Town as the Resulting Institution. Deposit account holders of Commonwealth shall receive the right to subscribe for the shares of Poage Common Stock issued by Poage in connection with the Conversion Merger in accordance with the Plan of Conversion and OCC regulations.

2.02 Liquidation Account. If required by a Regulatory Authority, at the Merger Effective Time (as defined in Section 2.04 below), Town shall establish on its books a liquidation account in accordance with the Plan of Conversion and applicable OCC regulations for the benefit of, and in order to ensure a limited priority claim in the event of the liquidation of Town for, certain depositors of Commonwealth who shall become depositors of Town as a result of the transactions contemplated by this Agreement and the Plan of Conversion and who, following the Closing Date, remain as depositors of Town.

2.03 Acquisition of Conversion Stock. Subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Plan of Conversion, Poage shall acquire 1,000 shares of Conversion Stock, or all of the shares to be issued by Commonwealth in its conversion as provided for in the Plan of Conversion, in exchange for the Conversion Merger Consideration.

2.04 Merger of Commonwealth into Town. Immediately following Poage’s acquisition of all of the Conversion Stock issued by Commonwealth and the closing of the offering of Poage Common Stock pursuant to the Plan of Conversion, Commonwealth shall be merged with and into Town, with Town as the Resulting Institution, in accordance with the applicable laws of the United States and the applicable regulations of the OCC. The merger of Commonwealth with and into Town shall become effective upon the filing of Articles of Combination with the OCC (the “Merger Effective Time”). At the Merger Effective Time, all of the shares of Conversion Stock that are issued and outstanding immediately prior thereto shall thereupon be canceled.

2.05 Deposit Accounts. At the Merger Effective Time, all deposit accounts of Commonwealth shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturities, minimum required balances or withdrawal values. At the Merger Effective Time and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution, each deposit account of Commonwealth shall be considered for interest or liquidation purposes as if it had been a deposit account of the Resulting Institution at the time such deposit account was opened.

2.06 Transfer of Assets and Assumption of Liabilities. At the Merger Effective Time, all of the assets and properties of every kind and character, real, personal and mixed, tangible and intangible, chose in action, rights and credits then owned by or that would inure to Commonwealth, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed on the part of Poage, Town or Commonwealth, be vested in and become the properties of the Resulting Institution, which shall have, hold and enjoy the same

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in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Commonwealth immediately prior to the consummation of the Conversion Merger. At the Merger Effective Time, the Resulting Institution shall assume and succeed to all of the rights, obligations, duties and liabilities of Commonwealth, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Commonwealth, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Commonwealth.

2.07 Offices of the Resulting Institution. At and after the Merger Effective Time, the home office of Commonwealth at 101 Commonwealth Drive, Mt. Sterling, Kentucky 40353 shall become a branch office of Town. At and after the Merger Effective Time, the principal office of each of Poage and Town shall continue to be at 1500 Carter Avenue, Ashland, Kentucky 41101.

2.08 Board of Directors and Executive Officers of Resulting Institution. At and after the Merger Effective Time, the directors and executive officers of Town serving immediately prior to the Merger Effective Time shall be the directors and executive officers of the Resulting Institution, to serve in accordance with the Federal stock charter and bylaws of the Resulting Institution.

2.09 Federal Stock Charter and Bylaws of Resulting Institution. At and after the Merger Effective Time, the Federal stock charter and bylaws of Town shall be and remain the Federal stock charter and bylaws of the Resulting Institution.

2.10 Approval by Boards of Directors. At least two-thirds of each of the respective boards of directors of Commonwealth, Town and Poage shall approve the Conversion Merger as evidenced by the Plan of Conversion and by this Agreement.

2.11 Approval by Members. If required, upon approval of the Plan of Conversion and the required Applications by the applicable Regulatory Authorities, this Agreement and the Plan of Conversion shall be duly submitted to the Members of Commonwealth for their approval by the requisite vote of the Members.

2.12 Reasonable Efforts to Effect Transactions. Subject to the terms and conditions of this Agreement, each of Poage and Commonwealth agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Conversion Merger and any other transactions contemplated by this Agreement.

2.13 Compliance with Banking Laws. The acquisition of Commonwealth by Poage through the Conversion Merger shall be accomplished in accordance with this Agreement, the Plan of Conversion and all applicable federal and state statutes and regulations, including those of the FRB and the OCC. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals or non-objections.

2.14 Possible Alternative Structure. Notwithstanding anything to the contrary in this Agreement, prior to the Merger Effective Time, Poage may, in its sole discretion, revise the structure for affecting the transactions contemplated by this Agreement and by the Plan of

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Conversion, including, without limitation, (i) by restructuring the conversion of Commonwealth to a federal stock savings association by means of a voluntary supervision conversion in accordance with the applicable rules and regulations of the OCC, and (ii) to preserve the intention of the parties hereto that the transactions contemplated by this Agreement qualify as a reorganization within the meaning of Section 368(a) of the IRC, so long as there are no material adverse federal income tax consequences to the Members as a result of such modification and such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the consummation of the Conversion Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMMONWEALTH

Except as set forth in the Commonwealth Disclosure Schedule, which has previously been delivered to Poage, Commonwealth makes the following representations and warranties to Poage and Town as of the date of this Agreement and the Closing Date. For purposes of the representations and warranties of Commonwealth contained herein, disclosure in any section of the Commonwealth Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties of Commonwealth calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations and warranties, or it is reasonably apparent on the face of the Commonwealth Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Commonwealth Disclosure Schedule or other document delivered by Commonwealth pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Commonwealth agrees to provide Poage at the Closing revised supplemental schedules reflecting any material changes to the representations and warranties set forth in this Agreement between the date of this Agreement and the Closing Date.

3.01 Organization.

(a)	General. Commonwealth is a federal mutual savings association, duly organized, validly existing and in good standing under the laws of the United States. Commonwealth has one direct subsidiary and no indirect subsidiaries. Commonwealth has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Commonwealth is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except, to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Commonwealth and the Subsidiary (as defined below), taken as a whole.

(b)	Subsidiary. Commonwealth Diversified Services, Inc. is the sole subsidiary of Commonwealth (the “Subsidiary”). The Subsidiary is duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

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The Subsidiary has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. The Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failure to so qualify would not, in the aggregate, have a Material Adverse Effect on Commonwealth and the Subsidiary, taken as a whole.

(c)	Deposit Insurance. The deposits of Commonwealth are insured by the FDIC to the maximum extent provided by law.

(d)	Minute Books. The minute books of Commonwealth accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and Members, and such minute books, together with all other books and records of Commonwealth, have been, and are being, maintained in accordance with applicable legal requirements.

(e)	Charter and Bylaws. Commonwealth has delivered to Poage true and correct copies of the Commonwealth Charter and the Commonwealth Bylaws.

3.02 Affiliations. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth does not own any equity interest, directly or indirectly, in any other company or control any other company, except for equity interests held in the investment portfolio of Commonwealth, equity interests held by Commonwealth in a fiduciary capacity and equity interests held in connection with the mortgage, home equity and other loan activities of Commonwealth. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Commonwealth with respect to any other company’s capital stock. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth is not a party to any transaction with any member of the Commonwealth Board of Directors or any officer of Commonwealth. Any and all such transactions set forth in the Commonwealth Disclosure Schedule comply with applicable banking regulations.

3.03 Authority; No Violation.

(a)	Authority. Commonwealth has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the applicable Regulatory Authorities and, if required by a Regulatory Authority, the approval of its Members, to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by Commonwealth and the consummation by Commonwealth of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Board of Directors of Commonwealth and no other corporate proceedings on the part of Commonwealth are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Commonwealth,

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enforceable against Commonwealth in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	No Conflict or Breach. Except as disclosed in the Commonwealth Disclosure Schedule, neither the execution and delivery of this Agreement by Commonwealth nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) conflict with or result in a breach of any provision of the Commonwealth Charter or Commonwealth Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Commonwealth or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Commonwealth under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Commonwealth is a party or by which Commonwealth or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole.

3.04 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with execution, delivery and performance of this Agreement by Commonwealth and the consummation by Commonwealth of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OCC; (ii) the filing with the SEC of a registration statement under the Securities Act (the “Registration Statement”), part of which is the proxy statement/prospectus to be mailed to eligible Members of Commonwealth (the “Proxy Statement/Prospectus”), registering the Poage Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby; (iii) the adoption of the Plan of Conversion by the requisite vote of the Members of Commonwealth; (iv) the filing of the Articles of Combination with the OCC; and (v) such other filings, authorizations and approvals as may be set forth in the Commonwealth Disclosure Schedule.

3.05 Regulatory Reports and Financial Statements.

(a)	Commonwealth Regulatory Reports. Commonwealth has previously delivered, and, as soon as available, will deliver to Poage the Commonwealth Regulatory Reports set forth in the Commonwealth Disclosure Schedule. The Commonwealth Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, and will

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fairly present, the financial position, results of operations and changes in retained earnings of Commonwealth as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis (except for the omission of notes to unaudited statements, year-end adjustments to interim results and changes to generally accepted accounting principles). All Commonwealth Regulatory Reports are, and will be, true and correct in all material respects and were, or will be, filed on a timely basis.

(b)	Commonwealth Financials. Set forth in the Commonwealth Disclosure Schedule are the balance sheets of Commonwealth as of December 31, 2012 and 2013 and statements of income for Commonwealth for each of the three years in the period ended December 31, 2013 which management believes have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented therein. The quarterly Call Reports of Commonwealth, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition and results of operations of Commonwealth.

(c)	No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Commonwealth Regulatory Reports, Commonwealth did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Commonwealth Disclosure Schedule.

3.06 Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Commonwealth have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Commonwealth have been, or will be, timely paid in full or adequate provision has been made for any such Taxes. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Commonwealth that could result in a determination that would have a Material Adverse Effect on Commonwealth. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes. Commonwealth has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

3.07 No Material Adverse Effect. Except as disclosed in the Commonwealth Disclosure Schedule, since December 31, 2013 Commonwealth has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of Commonwealth, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole.

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3.08 Anti-takeover Provisions. Except as provided by 12 CFR §192.525, there are no anti-takeover provisions in the Commonwealth Charter or Commonwealth Bylaws, OCC rules and regulations, or other applicable federal or state laws, rules or regulations that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein.

3.09 Contracts.

(a)	General. Except as disclosed in the Commonwealth Disclosure Schedule, or as otherwise specified herein, Commonwealth is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any officer, director or employee of Commonwealth, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar arrangements for or with the officers, directors or employees of Commonwealth; (iii) any collective bargaining with any labor union relating to employees of Commonwealth; (iv) any indebtedness disclosed in the Commonwealth Disclosure Schedule, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Commonwealth is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Poage, Town or Commonwealth; (v) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefore as a result of the application of IRC Section 280G; (vi) any contract, plan, arrangement or instrument that is material to the financial condition, results of operations, business or prospects of Commonwealth; (vii) any agreement containing covenants that limit the ability of Commonwealth to engage in any particular line of business or to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Commonwealth may carry on its business (other than as may be required by law or any regulatory agency); or (viii) any contract or agreement, or amendment thereto, that would be required to be filed as an exhibit to a Commonwealth Regulatory Report that has not been filed as an exhibit thereto. Copies of all documents set forth in the Commonwealth Disclosure Schedule have been delivered to Poage as provided herein.

(b)	No Breach or Default. All the contracts, plans, arrangements and instruments identified in the Commonwealth Disclosure Schedule are duly and validly executed and delivered by Commonwealth and, to the knowledge of Commonwealth, duly executed and delivered by the other parties thereto, and

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Commonwealth has not breached any provision of, or defaulted in any respect under any term of, any such contract, plan, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in the Commonwealth Disclosure Schedule, no plan, employment agreement, severance agreement or similar agreement or arrangement to which Commonwealth is a party or under which they may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Commonwealth or (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

3.10 Ownership of Property; Insurance Coverage.

(a)	Title to Assets. Commonwealth has, and will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or used by it in the conduct of its business, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Commonwealth Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Commonwealth Disclosure Schedule and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Commonwealth, as lessee, has the right under leases of properties (whether real or personal) used by it in the conduct of its businesses to occupy and/or use such properties occupied and/or used by it.

(b)	Insurance. Commonwealth is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The insurance policies and bonds maintained by Commonwealth are in full force and effect, Commonwealth is not in default thereunder. All material claims thereunder have been filed in due and timely fashion. In the best judgment of Commonwealth management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Commonwealth Disclosure Schedule. Commonwealth has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with report to such insurance will be substantially increased.

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3.11 Legal Proceedings. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth is not a party to, and there are not pending, or, to its knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Commonwealth or its officers and directors; (ii) to which Commonwealth’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) that could adversely affect the ability of Commonwealth to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Commonwealth or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole. No director or officer of Commonwealth currently is being indemnified or seeking to be indemnified by Commonwealth pursuant to applicable law or its governing documents.

3.12 Compliance with Applicable Law.

(a)	General. Commonwealth holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Commonwealth’s business nor otherwise have a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Commonwealth’s knowledge, threatened.

(b)	No Notices. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a “Regulatory Agreement”). Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth has not consented to or entered into any Regulatory Agreement.

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3.13 Benefit Plans. Commonwealth has previously delivered to Poage true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the Commonwealth Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Commonwealth. Neither Commonwealth nor any pension plan maintained by Commonwealth has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Commonwealth has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply in all material respects with ERISA and the IRC. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth does not have any material liability under any such plan. Except as disclosed in the Commonwealth Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by Commonwealth that would be taxed under IRC Section 4975. Commonwealth provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

3.14 Brokers and Finders. Except as disclosed in the Commonwealth Disclosure Schedule, neither Commonwealth nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

3.15 Environmental Matters. Except as disclosed in the Commonwealth Disclosure Schedule, Commonwealth is not in violation of any Environmental Law at any properties it owns or leases (a “Violation”), and no properties owned or operated by Commonwealth or in which it has a security interest, for which Commonwealth could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Commonwealth and its Subsidiary, taken as a whole. Except as disclosed in the Commonwealth Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations

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(including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Commonwealth’s knowledge, threatened relating to any actual or potential Condition or Violation.

3.16 Business of Commonwealth. Except as disclosed in the Commonwealth Disclosure Schedule, since December 31, 2013, Commonwealth has conducted its business only in the ordinary course and has not taken any action that would otherwise be prohibited by the provisions of Section 5.01 hereof.

3.17 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Commonwealth Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Commonwealth Regulatory Reports are, and will be, adequate in accordance with the requirements of GAAP, and no Regulatory Authority has required or requested Commonwealth to increase any allowance for loan losses. Commonwealth has disclosed to Poage in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Commonwealth that have been classified as “Other Loans Specifically Monitored”, “Special Mention”, “Substandard”, “Doubtful , “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import, and Commonwealth shall, promptly after the end of any month between the date hereof and the Closing Date, inform Poage of any additional loans so classified at any time after the date hereof. The “Real Estate Owned” included in any nonperforming assets of Commonwealth is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

3.18 Information to be Supplied. The information supplied, or to be supplied, by Commonwealth for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

3.19 Reorganization. As of the date hereof, Commonwealth is aware of no reason why the Conversion Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.20 Representations True and Correct. No representations made by Commonwealth in this Agreement or in the Commonwealth Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in the Commonwealth Financials, the Commonwealth Regulatory Reports or any other documents or reports provided by or for Commonwealth to Poage contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

3.21 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Commonwealth and at all times subsequent to such mailing, up to and including the time of completion of the sale of Poage Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating to Commonwealth, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OCC, to the extent not waived; and (b) not contain any statement that, at the time and in light of the circumstances

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under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF POAGE AND TOWN

Except as set forth in the Poage Disclosure Schedule, which has previously been delivered to Commonwealth, Poage and Town make the following representations and warranties to Commonwealth as of the date of this Agreement and the Closing Date. For purposes of the representations and warranties of Poage and Town contained herein, disclosure in any section of the Poage Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties of Poage and Town calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations and warranties, or it is reasonably apparent on the face of the Poage Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Poage Disclosure Schedule or other document delivered by Poage and Town pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Poage and Town agree to provide Commonwealth at the Closing revised supplemental schedules reflecting any material changes to the representations and warranties set forth in this Agreement between the date of this Agreement and the Closing Date.

4.01 Organization.

(a)	General. Poage is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Poage has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Poage is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Poage and its Subsidiary, taken as a whole.

(b)	Capitalization. The authorized capital stock of Poage consists of 30,000,000 shares of Poage Common Stock and 1,000,000 shares of Poage preferred stock, par value $0.01 per share. As of the date hereof, 3,881,917 shares of Poage Common Stock are issued and outstanding, and no shares of Poage Preferred Stock have been issued. All outstanding shares of Poage Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Poage Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. The shares of Poage Common Stock to be offered to qualifying Members of Commonwealth

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pursuant to this Agreement in connection with the Conversion Merger have been duly authorized and at the Merger Effective Time, the shares of Poage Common Stock issued to such Members will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

(c)	Town. Town is the sole subsidiary of Poage. Town is duly organized, validly existing and in good standing as a federal stock savings association under the laws of the United States. Town has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Town is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Poage and Town, taken as a whole.

(d)	Deposit Insurance. The deposits of Town are insured by the FDIC to the maximum extent provided by law.

4.02 Authority: No Violation.

(a)	Authority. Each of Poage and Town has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by each of Poage and Town and the consummation by them of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Boards of Directors of Poage and Town and no other corporate proceedings on the part of Poage or Town are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Poage and Town, enforceable against Poage and Town in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	No Conflict or Breach. Neither the execution and delivery of this Agreement by Poage and Town nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of an provision of the articles of incorporation or bylaws of Poage or the articles of incorporation, articles of association, charter or other organizing document or bylaws of Town, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Poage or Town or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate

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the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Poage or Town under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Poage or Town is a party or by which Poage or Town or any of their properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Poage and Town, taken as a whole, or Poage’s ability to perform any of its obligations under this Agreement.

4.03 Financial Statements.

(a)	Poage Financials. Poage has previously delivered to Commonwealth the Poage Financials set forth in the Poage Disclosure Schedule. As soon as available, Poage will furnish Commonwealth with the Poage Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Poage have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly financial statements of Poage are true and correct in all material respects and accurately reflect the financial condition of Poage. The Poage Financials fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Poage as of and for the periods ending on the dates thereof. As of the dates of the Poage Financials referred to above, Poage did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Poage financial statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Commonwealth. Since December 31, 2013, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Poage and Town, taken as a whole.

(b)	No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Poage Financials, Poage did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Poage Disclosure Schedule.

4.04 SEC Reporting Obligations. Since December 31, 2011, Poage has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC (the “Poage SEC Documents”). Poage has delivered or made available to Commonwealth true, correct and complete copies of all Poage SEC Documents, all comment letters received by Poage from the SEC since December 31, 2011, all responses to such comment letters by or on behalf of Poage and all other correspondence since December 31, 2011 between the SEC and Poage, in each case to the extent not available to the public in completely

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unredacted form on EDGAR. As of their respective dates, each of the Poage SEC Documents, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and none of the information contained in such reports and statements was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

4.06 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Poage and the consummation by Poage of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OCC; (ii) the filing of the required Applications or waiver request with and the approval or non-objection of the FRB; (iii) the filing of the Registration Statement with the SEC; (iv) any approvals under the securities or blue sky laws of the various states; (v) the adoption of this Agreement by the sole stockholder of Town; (vi) the filing of the Articles of Combination with the OCC; and (vii) such other filings, authorizations, consents, approvals and non-objections as may be set forth in the Poage Disclosure Schedule.

4.07 Information to be Supplied. The information supplied, or to be supplied, by Poage for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

4.08 Representations True and Correct. No representations made by Poage and Town in this Agreement or in the Poage Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in any documents or reports provided by or for Poage and Town to Commonwealth contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

4.09 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Commonwealth and at all times subsequent to such mailing, up to and including the time of completion of the sale of Poage Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating specifically to Poage or Town, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OCC; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

4.10 Reorganization. As of the date hereof, Poage is aware of no reason why the Conversion Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

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4.11 Legal Proceedings. Except as disclosed in the Poage Disclosure Schedule, Poage is not a party to, and there are not pending, or, to its knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) challenging the validity of any of the transactions contemplated by this Agreement; or (ii) that could adversely affect the ability of Poage to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Poage and Town, taken as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Poage or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on Poage and its Subsidiary, taken as a whole. No director or officer of Poage currently is being indemnified or seeking to be indemnified by Poage pursuant to applicable law or its governing documents.

4.12 Compliance with Applicable Law.

(a)	General. Poage holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Poage’s business nor otherwise have a Material Adverse Effect on Poage and Town, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Poage’s knowledge, threatened.

(b)	No Notices. Except as disclosed in the Poage Disclosure Schedule, Poage has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Poage and Town, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a “Regulatory Agreement”). Except as disclosed in the Poage Disclosure Schedule, Poage has not consented to or entered into any Regulatory Agreement.

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ARTICLE V

COVENANTS OF THE PARTIES

5.01 Conduct of Commonwealth’s Business.

(a)	Ordinary Course. From the date of this Agreement to the Closing Date, Commonwealth will conduct its business and engage in transactions only in the ordinary course of business and consistent with past practice, except as otherwise required by this Agreement or with the prior written consent of Poage, which consent shall not be unreasonably withheld. Commonwealth will use its best efforts to (i) maintain and preserve intact its business organization, properties, assets, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) take no action that would adversely affect or delay the ability of Commonwealth, Poage or Town to obtain any necessary approvals, consents or waivers of the Regulatory Authorities required for the transactions contemplated hereby and by the Plan of Conversion or to perform its covenants and agreements on a timely basis under this Agreement and the Plan of Conversion; and (iii) take no action that is reasonably likely to have a Material Adverse Effect on Commonwealth. Without limiting the foregoing, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Poage in writing or as permitted or required by this Agreement or the Plan of Conversion, Commonwealth will not:

(i)	Compensation. Grant any severance or termination pay to (other than pursuant to the existing plans and policies of Commonwealth disclosed in Section 3.09(a) or 3.13 of the Commonwealth Disclosure Schedule and subject to any required regulatory approval), pay any bonus, or enter into or amend any employment or severance agreement with, any employee, officer or director of Commonwealth, or increase the rate of compensation of the directors, officers and employees of Commonwealth;

(ii)	Extraordinary Transactions. Merge or consolidate with any other corporation or other entity, sell or lease all or any substantial portion of the assets or business of Commonwealth, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Commonwealth and any other person, enter into a purchase and assumption transactions with respect to deposits and liabilities, permit the revocation or surrender by Commonwealth of its certificate of authority to maintain, to file an application for the relocation of, its existing offices or file an application for a certificate of authority to establish a new branch office;

(iii)	Liens, Indebtedness and Other Matters. Sell or otherwise dispose of any asset of Commonwealth other than in the ordinary course of business

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consistent with past practice, subject any asset of Commonwealth to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, transactions in “federal funds” and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected have a Material Adverse Effect on Commonwealth), modify in any material respect the manner in which Commonwealth has heretofore conducted its business, enter into any new line of business or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(iv)	Representations and Warranties. Take any action which would result in any of the representations and warranties of Commonwealth set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied;

(v)	Accounting Matters. Change any method, practice or principle of accounting, or change any assumption method of calculation of, depreciation of any type of asset or establishment of any reserve or increase the provision loan losses;

(vi)	Modification of Agreements. Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Commonwealth is a party, other than in the ordinary course of business, consistent with past practice;

(vii)	Employee Benefits Plans. Except as provided by Section 5.05, implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law or to the extent such amendments do not result in an increase in cost;

(viii)	Amendment of Organizational Documents. Amend the Commonwealth Charter or Commonwealth Bylaws except as may be required to affect the Conversion Merger;

(ix)	Affiliate Transactions. Engage in any transaction with an affiliate, within the meaning of Sections 23A and 23B of the Federal Reserve Act and the OCC regulations thereunder; or

(x)	Change in Policies. Change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations.

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(b)	Specific Prohibitions. For purposes of this Section 5.01, it shall not be considered in the ordinary course of business for Commonwealth or the Subsidiary to do any of the following: (i) make any capital expenditure of $5,000 or more not disclosed in Section 5.01(b) of the Commonwealth Disclosure Schedule without the prior written consent of Poage, which consent shall not be unreasonably withheld; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business or issuance of loans; (iii) make any transaction in securities or repurchase agreements or make any other investment in excess of $25,000; (iv) undertake or enter into any lease, contract or other commitment for its account involving payment of more than $10,000 annually, or containing a material financial commitment and extending beyond six months from the date hereof, other than in the normal course of providing credit to customers as part of its banking business, and agreements for professional services incurred in connection with the transactions contemplated by this Agreement; (v) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds; or (vi) originate or acquire any loans or extensions of credit in excess of $25,000 except for any lending commitments outstanding on the date hereof.

5.02 Access: Confidentiality.

(a)	Reasonable Access. From the date of this Agreement through the Closing Date, Commonwealth, on one hand, and Poage and Town, on the other hand, shall each afford to the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours following reasonable notice; and the officers of Commonwealth or Poage and Town, as the case may be, will furnish any party making such investigation with such financial and operating data and other information with respect to their respective businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. Neither Commonwealth, on one hand, nor Poage and Town, on the other hand, shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proceeding sentence apply.

(b)	Conduct of Investigation. Poage, Town and Commonwealth agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties hereto.

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(c)	Confidentiality. All information furnished pursuant to this Agreement by each of Commonwealth, Poage or Town to the other shall be treated as the sole property of the furnishing party. If the transactions contemplated by this Agreement shall not be consummated, each party will, and will cause its agents to, return all documents, records or other materials containing, reflecting, referring to or prepared on the basis of such information to be kept confidential, except to the extent such information becomes public through no fault of Poage, Town or Commonwealth, as the case may be, or any of their representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt prior notice to the other of any contemplated disclosure where such disclosure is legally required.

5.03 Regulatory Matters and Consents.

(a)	Applications. Poage, Town and Commonwealth will promptly prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, non-objections, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Poage or Town, on the one hand, and Commonwealth, on the other hand, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, non-objections, waivers and authorizations of Regulatory Authorities that, in the good faith judgment of Commonwealth, Poage and Town, as applicable, would reasonably be expected to have a Material Adverse Effect on Commonwealth, on the one hand, and Poage and Town, taken as a whole, on the other hand, after giving effect to the transactions contemplated by this Agreement (a “Materially Burdensome Regulatory Condition”).

(b)	Required Information. Each of Poage and Town, on one hand, and Commonwealth, on the other hand, will furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing made by or on behalf of either party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)	Communications. Poage and Town, on one hand, and Commonwealth, on the other hand, will each promptly furnish the other with copies of written communications addressed to, or received by it from any Regulatory Authority in connection with the transactions contemplated hereby.

(d)	Cooperation. Poage and Town, on one hand, and Commonwealth, on the other hand, will cooperate with each other in the preparation of all information and materials reasonably requested by the other party or necessary to effectuate the Conversion Merger, including: (i) the preparation and mailing of proxy materials and stock offering materials to the Members of Commonwealth and others upon receipt of required regulatory approvals; (ii) the filing of all Applications and

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other required or reasonably requested materials with the Regulatory Authorities such Applications to be filed within 30 days of the date hereof; (iii) the taking of all actions reasonably necessary to obtain all required regulatory approvals; and (iv) with respect to Poage and Town, if necessary, obtaining a comfort letter from its accounting firm for use in connection with the Conversion Merger.

5.04 Taking of Necessary Actions. Subject to the terms and conditions herein provided, and in addition to any specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement upon all of the terms and conditions set forth herein.

5.05 Employment Issues and Related Matters.

Poage hereby agrees that:

(a)	Employees. Prior to the Closing Date, Town will notify Commonwealth’s employees of any offers for positions with Town. Any of the Commonwealth employees as of the Closing Date who are not retained by Town after the Closing Date or who accept employment with Town following the Closing Date, and are subsequently terminated by Town without cause within six months of the Closing Date, shall receive severance pay in the amount set forth in the Poage Disclosure Schedule. Employees of Commonwealth who are employed by Town following the Closing Date shall continue to be employees “at will.” Commonwealth employees who become full time (other than those designated as temporary) employees of Town will be eligible to participate in the same benefit plans and compensatory programs that are generally afforded to other employees of Town who hold similar positions, subject to the terms and conditions under which those plans and programs are made available to employees of Town; provided, however, that employment with Commonwealth shall be treated as employment with Town for purposes of determining eligibility and vesting (but not benefit accrual) under all benefit plans and programs.

(b)	Indemnification. From and after the Closing Date, Poage shall indemnify and hold harmless each present and former director, officer and employee of Commonwealth determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under OCC regulations and the Commonwealth Charter and Commonwealth Bylaws as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, fraud or intentional acts; provided,

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however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 5.05(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Poage, but the failure to so notify shall not relieve Poage of any liability it may have to such Indemnified Party if such failure does not materially prejudice Poage. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) Poage shall have the right to assume the defense thereof and Poage shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Poage elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Poage and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Poage, and Poage shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Poage shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

If Poage or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.05(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(c)	Insurance. Prior to the Closing Date, Commonwealth may acquire a directors’ and officers’ liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Closing Date at a total premium over such period not to exceed $8,500.

(d)	Advisory Board. Effective as of the Closing Date, Town shall cause the three non-employee directors of Commonwealth as of the date of this Agreement, if such persons are willing to serve, to be elected or appointed as a member of an advisory board (the “Advisory Board”) to be established by Town, the function of which shall be to assist Town to maintain Commonwealth’s customer relationships. Town shall maintain the Advisory Board for a period of twelve (12) months after the Closing Date. The Advisory Board shall meet on a quarterly basis at the current office of Commonwealth unless the Advisory Board and Town

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mutually agree otherwise. Each member of the Advisory Board shall receive an annual fee, payable quarterly, equal to the aggregate monthly meeting fee currently paid by Commonwealth to the individual.

(e)	Employment Agreements. Poage and Town shall offer (i) an employment agreement to Ryan Curtis Steger, substantially in the form of Exhibit B hereto, and (ii) an employment agreement to Curt Steger, substantially in the form of Exhibit C hereto.

5.06 No Solicitation. Commonwealth shall not nor shall it permit any officer, director or employee of Commonwealth, or any investment banker, attorney, accountant or other representative retained by Commonwealth to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from any person other than Poage concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Commonwealth, or any assets or business of Commonwealth, except that Commonwealth’s officers and directors may respond to inquiries from depositors and Regulatory Authorities in the ordinary course of business. Notwithstanding the foregoing, and subject to Article VII hereof, Commonwealth may take any action that would otherwise be in violation of this Section 5.06 if the OCC directs Commonwealth in writing to take such action and either the OCC or Commonwealth provides notice of such action to Poage and Town.

5.07 Disclosure Obligations. Poage and Commonwealth shall each promptly advise the other party of any change or event having or reasonable likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Poage and Commonwealth shall each update any schedule provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed on such schedule. The delivery of such additional schedules by a party shall not relieve such party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, as the case may be.

5.08 Reorganization. Neither Poage, Town nor Commonwealth shall knowingly take any action that would, or is reasonably likely to, prevent or impede the Conversion Merger from qualifying as a reorganization under Section 368(a) of the IRC or to cause the loss of any Commonwealth net operating losses that may be carried forward.

5.09 Commonwealth Undertakings. Commonwealth shall:

(a)	Mutual-to-Stock Conversion. Take all actions necessary with the appropriate Regulatory Authorities and otherwise use its best efforts to cause the conversion of Commonwealth from a federally-chartered mutual savings association to a federally-chartered stock savings association;

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(b)	Delivery of Financial Statements. Deliver to Poage, within fifteen (15) days after the end of each fiscal year and/or calendar quarter the applicable Quarterly Call Report, which Quarterly Call Report shall fairly reflect Commonwealth’s financial condition and results of operations for the period presented; and

(c)	Taxes. File all federal, state, and local tax returns required to be filed by Commonwealth on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such return on or before the date such payment is due.

(d)	Meeting of Members. Commonwealth shall use its best efforts to obtain the required approval of the Plan of Conversion by its Members.

(e)	Retirement Plans or Arrangements. If requested by Poage, Commonwealth agrees to terminate, prior to the Closing Date, any of the retirement plans or arrangements which have been disclosed in the Commonwealth Disclosure Schedule, including any 401(k) or similar plan. As soon as practicable after the execution of this Agreement, the parties will take such action in a manner reasonably acceptable to Poage to provide that such plans or arrangements will terminate after satisfaction of the terms and conditions of this Agreement prior to the Closing Date.

(f)	401(k) Plan Termination. At least thirty days prior to the Merger Effective Time, Commonwealth shall cause to be adopted resolutions of the Board of Directors of Commonwealth and any necessary amendments to: (i) terminate all 401(k) plans, or similar tax-qualified defined contribution plans, maintained or sponsored by Commonwealth (collectively, the “401(k) Plan”) effective as of the day immediately preceding the Merger Effective Time, (ii) freeze entry of new participants into the 401(k) Plan maintained or sponsored by Commonwealth effective as of the day immediately preceding the Merger Effective Time, (iii) cease all contributions to the 401(k) Plan effective as of the day immediately preceding the Merger Effective Time, and (iv) prohibit the entry of new participants to the 401(k) Plan effective as of the day immediately preceding the Merger Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Town, which shall not be unreasonably withheld. Commonwealth shall deliver to Town an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Commonwealth, and shall fully comply with such resolutions and any necessary amendments.

5.10 Poage and Town Undertakings. Poage shall:

(a)	Registration Statement. File with the SEC the Registration Statement, registering the Poage Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby.

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(b)	Acquisition of Commonwealth. File with the OCC and the FRB the necessary Applications or waiver request for the acquisition of Commonwealth and the transactions contemplated hereby.

5.11 Public Announcements. Poage and Commonwealth shall mutually agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby and upon the form and substances of other public disclosures related thereto, including without limitation, communications to Commonwealth depositors and other customers, internal announcements to the employees of Commonwealth, but nothing contained herein shall prohibit either party from making any disclosure that is required by law.

ARTICLE VI

CONDITIONS

6.01 Conditions to Each Party’s Obligations Under this Agreement.  The obligations of each party hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, none of which may be waived:

(a)	Approval by Members. The Plan of Conversion shall have been duly approved by the affirmative vote of the Members of Commonwealth in accordance with applicable OCC regulations.

(b)	Approvals of Regulatory Authorities. All approvals, consents or non-objections of Regulatory Authorities required in connection with the transactions contemplated hereby (i) shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 3.04 and Section 4.06 hereof, (ii) all notice and waiting periods required thereunder shall have expired or been terminated, and (iii) none of which shall contain a Materially Burdensome Regulatory Condition.

(c)	No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin or prohibit the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

6.02 Commonwealth’s Obligations Under This Agreement.  The obligations of Commonwealth hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless such conditions are waived by Commonwealth pursuant to Section 8.03 hereof.

(a)	Representations, Warranties and Covenants. The obligations of Poage and Town required by this Agreement to be performed by Poage or Town at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such

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obligations would not, individually or in the aggregate, constitute Material Adverse Effect on Poage and Town, taken as a whole, and the representations and warranties of Poage and Town set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Poage and Town, taken as a whole.

(b)	Officer’s Certificate. Poage shall have delivered to Commonwealth a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a)-(b) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same.

6.03 Conditions to Poage’s Obligations Under This Agreement. The obligations of Poage hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless such conditions are waived by Poage pursuant to Section 8.03 hereof.

(a)	Representations, Warranties and Covenants. The obligations of Commonwealth required by this Agreement to be performed by Commonwealth at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Commonwealth and the representations and warranties of Commonwealth set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and not, either individually or in the aggregate, constitute a Material Adverse Effect on Commonwealth and the Commonwealth Subsidiary, taken as a whole.

(b)	280G Issues. Poage shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Commonwealth shall have taken any and all reasonably necessary steps such that the Conversion Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Commonwealth and any officer, director, or employee thereof.

(c)	No Material Adverse Effect. No Material Adverse Effect with respect to Commonwealth and the Commonwealth Subsidiary, taken as a whole, shall have occurred since December 31, 2013.

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(e)	Officer’s Certificate. Commonwealth shall have delivered to Poage a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a)-(c) of this Section 6.03 have been satisfied, to the best knowledge of the officer executing the same.

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated and the Conversion Merger abandoned on or at any time prior to the Closing Date:

(a)	Mutual Consent. By the mutual written consent of the parties hereto, if the Board of Directors of each of Commonwealth and Poage so determines by vote of a majority of the members of its entire Board; or

(b)	Unilateral Termination. By Poage or Commonwealth:

(i)	if there shall have been any material breach of any representation, warranty, covenant or other obligation of Poage, on the one hand, or Commonwealth, on the other hand, and such breach, unless otherwise waived by the non-breaching party, cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01 unless the breach of the representation, warranty or covenant would entitle the party receiving such representation or warranty or benefited by such covenant not to consummate the transactions contemplated hereby under Section 6.01(a) (in the case of a breach of a representation or warranty or covenant by Poage) or Section 6.02(a) (in the case of a breach of a representation or warranty or covenant by Commonwealth);

(ii)	if the Closing Date shall not have occurred on or prior to August 31, 2015, which date shall be subject to extension by mutual consent, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(iii)	if final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, which final action (a) has become unappealable and/or (b) does not approve or objects to this Agreement (in whole or in part) or the Plan of Conversion or the transactions contemplated hereby or thereby; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this

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Section 7.01(b)(iii) if such denial is attributable to the failure of such party to perform any covenant in this Agreement required to be performed prior to the Closing Date;

(iv)	if the Plan of Conversion terminates in accordance with its terms, as set forth in Section IX thereof;

(v)	if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(vi)	in any event that any of the conditions precedent to the obligations of Poage, on the one hand, or Commonwealth, on the other hand, to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled by the date specified in Section 7.01(b)(ii) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

7.02 Effect of Termination.

(a)	If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Poage or Commonwealth to the other; provided, however, notwithstanding anything to the contrary herein, no party hereto shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision contained in this Agreement.

(b)	As a condition of Poage’s and Town’s willingness, and in order to induce Poage and Town, to enter into this Agreement, and to reimburse Poage and Town for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Commonwealth hereby agrees to pay to Poage, and Poage shall be entitled to payment of, $80,000 if this Agreement is terminated pursuant to Section 7.01(b), provided that Poage and Town are not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement. Commonwealth shall pay such amount by wire transfer of same day funds on the earlier of (x) that date of termination, or if such day is not a business day, on the next following business day or (y) within three business days after Poage makes written demand for payment.

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ARTICLE VIII

MISCELLANEOUS

8.01 Expenses. Each party will pay its own expenses in connection with the preparation of this Agreement. Subject to Section 7.02(b), if the transactions contemplated by this Agreement are not consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including filing fees, legal fees, accounting fees and other expenses; provided, however, that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the other party’s expenses without prejudice to any other rights or remedies as may be available to the non-breaching party.

8.02 Non-Survival of Representations, Warranties and Covenants. All representations, warranties, agreements and covenants shall terminate on the Closing Date, except to the extent specifically provided in Sections 5.02(c) and 8.01. No representation, warranty or covenant shall be interpreted or construed to confer rights upon any third party except the covenants of Poage contained in Section 5.05 hereof.

8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend, restate or supplement this Agreement; (b) extend the time for the performance of any of the obligations or other acts of either party hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04 Entire Agreement. This Agreement (including the exhibits) contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, except as provided in Section 5.05, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06 Notices. All notices or other communications hereunder shall be, in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail

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(return receipt requested), sent by overnight national delivery service or sent by telecopy, confirmation received, addressed as follows or addressed to such other address as may be specified by any party in a notice delivered pursuant to this Section 8.06:

If to Poage or Town, to: Ralph E. Coffman, Jr. President and CEO Poage Bankshares, Inc. 1500 Carter Avenue Ashland, Kentucky 41101 Telephone:	If to Commonwealth, to: Ryan Curtis Steger President and CEO Commonwealth Bank, F.S.B. P.O. Box 1325 Mt. Sterling, Kentucky 40353 Telephone: (859) 498-5728
With copies to:	With copies to:

Kip A. Weissman Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, D.C. 20015 Telephone: (202) 274-2029	Michael G. Keeley Hunton & Williams LLP 1445 Ross Avenue Suite 3700 Dallas, Texas 75202 Telephone: (214) 468-3345

8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument.

8.09 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky, without reference to its conflicts of laws principles, and with the laws of the United States, as applicable.

[Signature page immediately follows]

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IN WITNESS WHEREOF, Poage, Town and Commonwealth have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

POAGE BANKSHARES, INC.

/s/ Ralph E. Coffman, Jr.
Name:	Ralph E. Coffman, Jr.
Title:	President and Chief Executive Officer

TOWN SQUARE BANK

/s/ Ralph E. Coffman, Jr.
Name:	Ralph E. Coffman, Jr.
Title:	President and Chief Executive Officer

COMMONWEALTH BANK, F.S.B.

/s/ Ryan Curtis Steger
Name:	Ryan Curtis Steger
Title:	President and Chief Executive Officer

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